EXHIBIT 10.1.25

BEACON POWER CORPORATION

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This Performance-Based Restricted Stock Unit Agreement (this “Agreement”), dated as of May 8, 2006 (the “Effective Date”), is by and between Beacon Power Corporation (the “Company”) and James M. Spiezio (“Executive”), an executive officer of the Company.

WHEREAS, this Agreement is intended to provide Executive deferred compensation in the form of the restricted stock units (“RSUs”) referenced below that convert into shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), with Executive having the right to convert his RSUs into shares at any time after vesting;

NOW THEREFORE, it is agreed as follows:

ARTICLE I.	RESTRICTED STOCK UNIT AWARD

1.1           Restricted Stock Unit Award. Subject to the terms and conditions of this Agreement and pursuant to the Company’s Third Amended and Restated 1998 Stock Incentive Plan (the “Plan”), the Company will be considered to have awarded an aggregate of up to 316,456 RSUs (the “Potential Award”) to Executive:

(a)            Conditions to be Met. The “Vesting Date” is the date on which all the vesting conditions set forth below have been met:

(i)             The Company must have achieved a positive Adjusted EBITDA (as defined below) of at least $2,000,000 for the fiscal year ending in 2009 or 2010. This must be determined in accordance with GAAP by the Company’s independent auditor. The “Adjusted EBITDA” means the Company’s income before the effect of interest expenses, income taxes, depreciation, amortization and equity compensation expenses as set forth in the Company’s audited Consolidated Statement of Operations or the footnotes to the Company’s audited financial statements.

(ii)            The Company must have received a signed, unqualified opinion (including without limitation, any qualification as to going concern value or financial condition) from its regular auditing firm with respect to the fiscal year ending in 2009 or 2010, as the case may be depending on the fiscal year in which Section 1.1(a)(i) is achieved, and which does not characterize the Company as a development stage company (the “Audit Opinion”).

(iii)           The Executive must be an employee of the Company at all times from the date of this Agreement through the last day of whichever of the two fiscal years (i.e., 2009 or 2010) with respect to which the above conditions have become satisfied.

(b)            Variability of Award by Size of Adjusted EBITDA. The size of the Award will vary as shown below:

Size of Adjusted EBITDA:	Number of RSUs in the Actual Award:
Under $2,000,000	No Award
$2,000,000	50% of the Potential Award
$2,000,000 to $4,000,000	Potential Award	X	Adjusted EBITDA 4,000,000
Over $4,000,000	100% of the Potential Award

The number of RSUs actually awarded based on the Potential Award and in accordance herewith is herein referred to as the “Actual Award.”

(c)           Variability of Award by Date Conditions Are Achieved. If the conditions referenced in subclause (a), above, are met for fiscal year 2009, and yet if less than all the Potential Award is actually awarded (because the Adjusted EBITDA for fiscal 2009 is less than $4,000,000), then the as-yet unawarded balance of the Potential

Award may still be awarded with respect to fiscal year 2010 if all the conditions in subclause (a) are in fact also met with respect to 2010.

(d)            Termination if Conditions Not Met. This Agreement automatically terminates as of the date that the Executive leaves the full time employment of the Company for any reason (including without limitation by resignation or termination with or without “Cause”). “Cause” shall have the same meaning as set forth in Executive’s then-current employment agreement with the Company or, if no such agreement is in effect, “Cause” shall have the same meaning as set forth in Executive’s most recent employment agreement with the Company.

(e)            Transitional Rules Upon Termination. If this Agreement terminates as described above in subclause (d):

(i)             Executive may retain all RSUs (A) that have vested prior to the Termination Notice Date (as defined below) or (B) that would have vested with respect to 2009 or 2010, as the case may be, if Executive’s termination had not occurred after such year end but before receipt of the Audit Opinion for that year if Executive remained an employee of the Company long enough for the Audit Opinion to be received, so long as the Audit Opinion is actually received by the Company;

(ii)            Notwithstanding that no “Acquisition Event” (as defined in Section 1.3) has been consummated, in the event Executive’ employment with the Company is terminated without Cause (but not for “Good Reason”, as defined in Executive’s employment agreement with the Company, and not in the event of resignation by Executive), Executive shall be entitled to his “Pro Rated Actual Award” (as defined in Section 1.3) if and only if the “Termination Stock Price” (as defined below) is higher than the Target Stock Price (as defined in Section 1.3); and

(iii)           Executive shall not be entitled to receive and shall forfeit any interest in any other RSUs that are covered by this Agreement.

In the case of subsection (ii) above, “Termination Stock Price” shall mean the 30-day “VWAP” as of the date prior to the Termination Notice Date. “VWAP” means the daily dollar volume-weighted average price for the Company’s common stock on the Nasdaq Capital Market (“Nasdaq”) on any particular day on which the Company’s common stock is traded on Nasdaq during the period beginning at 9:30 a.m., New York City time (or such other time as Nasdaq publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as Nasdaq publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City time (or such other time as Nasdaq publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as Nasdaq publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc.

The “Termination Notice Date” means the date on which Executive resigns (or if earlier, the date on which Executive notifies Company that Executive will resign), or the date on which Company terminates Executive’s employment for any or no reason (or if earlier, the date on which the Company notifies Executive that employment will be so terminated).

1.2           Conversion to Common Stock. Each vested RSU shall convert into one (1) share of Common Stock on the applicable Vesting Date; provided, that, if the applicable Vesting Date occurs during a period in which Executive is (a) subject to a lock-up agreement restricting Executive’s ability to sell Common Stock in the open market, (b) restricted from selling Common Stock in the open market because a trading window is not available, in the opinion of Company, or (c) trading is otherwise not appropriate, in the reasonable and good faith opinion of Company, such conversion of vested RSUs into shares of Common Stock shall be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window or confirmation by Company that trading is appropriate, as the case may be.

1.3           Acquisition Events. In the event of an “Acquisition Event” (as defined below), if and only if the average of the high and low prices of the Company’s common stock, as reported on Nasdaq, as of the day prior to the date of closing (the “Closing Date”) is higher than the “Target Stock Price” (as defined below), the Company will be considered to have awarded fully-vested RSUs to Executive in accordance with the following formula (the “Pro Rated Actual Award”):

Pro Rated Actual Award = Potential Award X	Lapsed Months
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where, “Lapsed Months” means the number of calendar months that have lapsed from the Effective Date to the Closing Date.

An “Acquisition Event” shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; or (c) the complete liquidation of the Company; provided, that any such Acquisition Event must occur prior to the Vesting Date.

“Target Stock Price” means the average of the high and low prices of the Company’s common stock as reported on Nasdaq on the Effective Date multiplied by 15%, compounded annually and prorated for any partial year.

1.4           Nontransferability of Agreement and the Award. This Agreement, the Award and the RSUs underlying the Award may not be sold, assigned, transferred, pledged or otherwise encumbered by Executive, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Notwithstanding the foregoing, Executive’s transfer to a revocable trust that is solely for the benefit of Executive and Executive’s spouse and/or issue during Executive’s lifetime and transfer under such trust at Executive’s death to the trust’s intended beneficiaries shall not be deemed to be prohibited by the foregoing provisions. If any person other than Executive, Executive’s then current spouse, and Executive’s issue shall possess a vested interest in such trust during the lifetime of Executive, such interest shall not be recognized hereunder as giving such person any right to the benefit of any RSUs or the shares of Common Stock issuable upon conversion thereof. In such event the RSUs shall revest in Executive as if such transfer in trust had not occurred. During the lifetime of Executive, the RSUs shall be exercisable only by Executive.

1.5           Golden Parachute Payment Excise Tax Protection. In the event that the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (or any successor penalty or excise tax subsequently imposed by law) applies to any payments or benefits specifically paid or conferred only under this Agreement (the “Excise Tax”), an additional amount shall be paid by the Company to the Executive equal to the amount of such Excise Tax (the “Gross Up Payment”); provided, however in no event shall the aggregate amount payable by the Company to Executive for any excise tax imposed by Section 4999 of the Code pursuant to this Agreement and all other agreements between the Company and Executive exceed $250,000. Company and its advisers shall make the determination of the amount of the Gross Up Payment. To the extent that the amount of such Gross Up Payment exceeds the amount of Excise Tax actually paid by Executive, Executive shall promptly pay to the Company such excess amount.

ARTICLE II.	MISCELLANEOUS

2.1           Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which Executive hereby acknowledges receiving with this Agreement.

2.2           No Right to Continued Employment. This Agreement shall not confer upon Executive any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate Executive’s employment at any time.

2.3           No Right as Stockholder. Executive shall not be entitled to vote any shares of Common Stock that may be acquired through conversion of RSUs, shall not receive any dividends attributed to such shares of Common Stock, and shall have no other rights of a stockholder with respect to the RSUs unless and until the Common Stock issuable upon conversion of the RSUs has been delivered to Executive.

2.4           Compliance with Law and Regulations. This Agreement and the obligation of the Company to issue, sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Moreover, the RSUs may not be converted to Common Stock if its exercise, or the receipt of Shares pursuant thereto, would be contrary to applicable law.

2.5           Adjustment to Common Stock. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, the number and class of securities each RSU shall be convertible into under this Agreement shall be appropriately adjusted by Company to the extent the authorized administrator of the Plan shall determine, in good faith, that such an adjustment is necessary and appropriate.

2.6           Withholding. Executive shall pay to Company, or make provision satisfactory to Company for payment of, any taxes required by law to be withheld in connection with this Agreement no later than the Vesting Date, if any. Executive may satisfy such tax obligations by delivering to Company cash in the form of wire transfer or check and Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to Executive.

2.7           Common Stock Reserved. Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

2.8           Notices. Any notice hereunder to the Company shall be addressed to Beacon Power Corporation, Attn: Compensation Committee, 234 Ballardvale Street, Wilmington, MA 01887, and any notice hereunder to Executive shall be sent to the address reflected on the payroll records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

2.9           Delaware Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Delaware (without giving effect to any conflict or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

2.10         Certain Special Rules. To the extent that this Agreement and the grant of the Award hereunder become subject to the provisions of Section 409A of the Code, the Company and Executive agree that the Award and/or the RSUs may be amended, modified, rescinded or substituted by the Company with an award of comparable economic value as required to maintain compliance with the provisions of Section 409A of the Code.

2.11         Amendment of Agreement. Company may amend, modify or terminate this Agreement, provided that Executive’s consent to such action shall be required unless Company determines that the action, taking into account any related action, would not materially and adversely affect Executive.

2.12         Successors and Assigns; No Third Party Beneficiaries. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. There are no third party beneficiaries of this Agreement.

2.13         Entire Agreement. This Agreement and the Plan constitute the full and entire understanding and agreement of the parties with regard to the Award and supersede in their entirety all other prior agreements, whether oral or written, with respect thereto.

2.14	Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a)            In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b)            The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c)            The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d)            This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e)            Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the Effective Date.

EXECUTIVE: By: /s/ James M. Spiezio Signature Name: James M. Spiezio Address:	BEACON POWER CORPORATION By: /s/ Jack P. Smith Signature Name: Jack P. Smith Title: Chairman, Compensation Committee

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